Exhibit 99.1

Terms of Statutory Buy-Out Procedure for Remaining Euronext N.V. Shares Are Announced as

Amsterdam Enterprise Chamber Renders Final Judgment

Amsterdam, May 15, 2008 – NYSE Euronext (NYX) and Euronext N.V. (NXT) announced today that the Enterprise Chamber of the Amsterdam Court of Appeals has rendered its final judgment on the matter of the statutory buy-out of the remaining Euronext shareholders holding a minority of approximately 2% of the shares of Euronext N.V.

The buy-out price as determined by the Enterprise Chamber amounts to € 94.05 per Euronext share, plus legal interest (currently at the rate of 6% per annum) calculated from and including May 15, 2008 until and excluding the day of payment.

The aggregate consideration, including accrued interest, payable for the Euronext shares held by the minority shareholders is approximately €251,927,000 (USD 388,951,000).

Payment for all Euronext shares held through Euroclear France S.A. will take place on May 20, 2008. Hence, the aggregate consideration per Euronext share held through Euroclear France will be € 94.13 (USD 145.32) rounded down to the nearest eurocent and payable in euros. On that same date, Euronext shares subject to the buy-out procedure and held through Euroclear France will be transferred to NYSE Euronext (Holding) N.V. and all Euronext shares will be delisted from Euronext Paris.

The payment process for all Euronext Shares held through Euroclear France will be centralized with Société Générale. Individual accounts will be closed by Euroclear France and the account-holding institutions will credit the accounts of Euronext shareholders with the amount owed to them. Any amounts for which the beneficiary is unknown will be retained by Société Générale for 10 years. At the expiration of the 10-year period, any unclaimed amounts will be paid over by Société Générale to the Caisse des dépôts et consignations operated by the French Ministry of Finance and will be held on behalf of the beneficiaries at their disposal.

Holders of Euronext shares in registered form will be contacted directly by NYSE Euronext (Holding) N.V. in order to settle payment obligations as soon as practically possible.

Trading of Euronext shares on Euronext Paris was suspended before opening of the market pending the issuance of this press release.

As a reminder, NYSE Euronext (Holding) N.V., a wholly owned subsidiary of NYSE Euronext, announced on June 6, 2007 that it had commenced the statutory buy-out procedure under Dutch law. The requisite writ of summons was issued by a bailiff upon the remaining minority shareholders of Euronext N.V., together holding approximately 2% of Euronext N.V. shares, and proposed a price of €94.05 per share equal to the cash equivalent of the unconditional principal offer consideration on 4 April 2007. The buy-out procedure provides that the price to be paid to the remaining shareholders of Euronext N.V. for the purchase of their shares is payable in cash only and is determined by the Enterprise Chamber of the Amsterdam Court of Appeals.

For a description of the principles governing the taxation applicable to French and Belgian residents in respect of the squeeze-out, please refer to paragraphs 5.2.1 and 5.2.2 of the Note d’information cleared by the Autorité des marchés financiers on January 18, 2007 under the number 07-018.